Exhibit 99.1

Press Release April 29, 2010
Holly Energy Partners, L.P. Reports Record First Quarter Results
Dallas, Texas — Holly Energy Partners, L.P. (“HEP” or the “Partnership”) (NYSE-HEP) today reported financial results for the first quarter of 2010. For the quarter, distributable cash flow was $20.2 million, up $5.6 million, or 38% compared to first quarter of 2009. Based on these results, on April 23, 2010, HEP announced a distribution increase, raising the quarterly distribution from $0.805 to $0.815 per unit, representing a 5% increase over the distribution for the first quarter of 2009.
For the quarter, income from continuing operations was $10.7 million ($0.36 per basic and diluted limited partner unit) compared to $3.8 million ($0.16 per basic and diluted limited partner unit) for the first quarter of 2009. Net income was $10.7 million ($0.36 per basic and diluted limited partner unit) versus $5.4 million ($0.25 per basic and diluted limited partner unit) for the first quarter of 2009 which included Rio Grande discontinued operations.
Commenting on the first quarter of 2010, Matt Clifton, Chairman of the Board and Chief Executive Officer stated, “We have begun 2010 with record first quarter operating results. For the quarter, distributable cash flow increased significantly over the first quarter of 2009, allowing us to declare our 22nd consecutive distribution increase. EBITDA was $25.5 million, an increase of $8.4 million or 49% over last year’s first quarter, reflecting earnings contributions from our 2009 asset acquisitions. We are pleased with these results particularly considering that first quarter pipeline volumes were lower than recent quarterly levels due to planned lower production levels at Holly’s Navajo refinery required to complete certain upgrade projects, and lower production at Alon’s refinery.”
“On March 31, 2010 we acquired additional tankage and loading rack assets located at Holly’s Tulsa refinery east facility and its Navajo refinery Lovington facility. Under related throughput agreements with Holly, these assets will contribute $13.9 million in minimum annual revenues to us. Combined with our 2009 acquisitions, our annual minimum revenue commitments are up over $50 million as compared to this time last year. We look forward to the increased earnings contributions from these acquisitions and will continue to explore additional organic and external growth opportunities that will further enhance unitholder value,” Clifton said.
First Quarter 2010 Highlights
Total revenues from continuing operations for the quarter were $40.7 million, an $11.4 million increase compared to the first quarter of 2009. This increase was due to overall increased shipments on our pipeline systems, higher tariff rates on affiliate shipments and revenues attributable to our 2009 asset acquisitions. These factors were partially offset by a $0.6 million decrease in previously deferred revenue realized. Increased volumes attributable to Holly Corporation’s (“Holly”) first quarter of 2009 Navajo refinery expansion, including volumes shipped on our new 16” intermediate and Beeson pipelines, contributed to a 40% increase in affiliate pipeline shipments. Additionally, affiliate shipments were somewhat low during the first quarter of 2010 as production was down at Holly’s Navajo refinery due mainly to planned project work, compared to the first quarter of 2009 when volumes were significantly lower as the Navajo refinery underwent a major maintenance turnaround.
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Revenues from our refined product pipelines were $16.9 million, a slight decrease of $0.1 million. This decrease is primarily due to a $2.2 million decrease in previously deferred revenue realized that was mostly offset by an increase in refined product shipments. Volumes on our refined product pipelines averaged 124.2 thousand barrels per day (“mbpd”) compared to 111.6 mbpd for the first quarter of 2009 reflecting an increase in affiliate shipments, partially offset by a decline in third-party refined product pipeline shipments.

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Revenues from our intermediate pipelines were $5.8 million, an increase of $4 million, on shipments averaging 79.1 mbpd compared to 34.3 mbpd for the first quarter of 2009. This increase includes a $1.6 million increase in previously deferred revenue realized. Current year volumes include volumes shipped on our 16” pipeline acquired in May 2009.

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Revenues from our crude pipelines were $9.4 million, an increase of $2.5 million, on shipments averaging 134.9 mbpd compared to 122.2 mbpd for the first quarter of 2009. This increase is primarily due to $2.2 million in revenues attributable to our Roadrunner Pipeline transportation agreement acquired in December 2009.

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Revenues from terminal, tankage and loading rack fees were $8.6 million, an increase of $5.0 million compared to the first quarter of 2009. This increase includes $3.3 million in revenues attributable to volumes transferred and stored at our Tulsa storage and rack facilities.

Our revenues from continuing operations for the three months ended March 31, 2010 include the recognition of $2.5 million of prior shortfalls billed to shippers in 2009 as they did not meet their minimum volume commitments in any of the subsequent four quarters. As of March 31, 2010, deferred revenue in our consolidated balance sheet was $9.5 million. Although shortfall billings are initially recorded as deferred revenue, they are included in our distributable cash flow as they occur. These deferred revenue amounts are later recognized as revenue and included in net income within a one year period either when a shipper exceeds its minimum volume commitments and is able to utilize these shortfall payments as a credit or when a shipper’s rights to these shortfall payments expire and are no longer subject to recapture.
Operating costs and expenses were $22.8 million for the quarter ended March 31, 2010, an increase of $5.1 million compared to the same period of 2009. These increases were due to increased costs attributable to our 2009 asset acquisitions, higher throughput volumes on our heritage pipelines, 2010 transaction related expenses, and higher depreciation, maintenance and payroll expense.
We have scheduled a webcast conference call today at 4:00 PM Eastern Time to discuss financial results. This webcast may be accessed at: http://www.videonewswire.com/event.asp?id=68092.
An audio archive of this webcast will be available using the above noted link through May 13, 2010.
About Holly Energy Partners, L.P.
Holly Energy Partners, L.P., headquartered in Dallas, Texas, provides petroleum product and crude oil transportation, terminalling, storage and throughput services to the petroleum industry, including Holly Corporation subsidiaries. The Partnership owns and operates petroleum product and crude gathering pipelines, tankage and terminals in Texas, New Mexico, Arizona, Washington, Idaho, Oklahoma and Utah. In addition, the Partnership owns a 25% interest in SLC Pipeline LLC, a 95-mile intrastate pipeline system serving refineries in the Salt Lake City, Utah area.
Holly Corporation operates through its subsidiaries a 100,000 barrels-per-stream-day (“bpsd”) refinery located in Artesia, New Mexico, a 31,000 bpsd refinery in Woods Cross, Utah and a 125,000 bpsd refinery in Tulsa, Oklahoma. A Holly Corporation subsidiary owns a 34% interest (including the general partner interest) in the Partnership.
The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements in this press release relating to matters that are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. Forward looking statements use words such as “anticipate,” “project,” “expect,” “plan,” “goal,” “forecast,” “intend,” “could,” “believe,” “may,” and similar expressions and statements regarding our plans and objectives for future operations. These statements are based on our beliefs and assumptions and those of our general partner using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks and uncertainties. Although we and our general partner believe that such expectations reflected in such forward-looking statements are reasonable, neither we nor our general partner can give assurance that our expectations will prove to be correct. Such statements are subject to a variety of risks, uncertainties and assumptions. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, estimated, projected or expected.

Certain factors could cause actual results to differ materially from results anticipated in the forward-looking statements. These factors include, but are not limited to:
•	risks and uncertainties with respect to the actual quantities of petroleum products and crude oil shipped on our pipelines and/or terminalled in our terminals;

•	the economic viability of Holly Corporation, Alon USA, Inc. and our other customers;

•	the demand for refined petroleum products in markets we serve;

•	our ability to successfully purchase and integrate additional operations in the future;

•	our ability to complete previously announced or contemplated acquisitions;

•	the availability and cost of additional debt and equity financing;

•	the possibility of reductions in production or shutdowns at refineries utilizing our pipeline and terminal facilities;

•	the effects of current and future government regulations and policies;

•	our operational efficiency in carrying out routine operations and capital construction projects;

•	the possibility of terrorist attacks and the consequences of any such attacks;

•	general economic conditions; and

•	other financial, operations and legal risks and uncertainties detailed from time to time in our Securities and Exchange Commission filings.
The forward-looking statements speak only as of the date made and, other than as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

RESULTS OF OPERATIONS (Unaudited)
Income, Distributable Cash Flow and Volumes
The following tables present income, distributable cash flow and volume information for the three months ended March 31, 2010 and 2009.

	Three Months Ended
	March 31,		Change from
	2010	2009	2009
	(In thousands, except per unit data)
Revenues
Pipelines:
Affiliates – refined product pipelines	$11,480	$7,553	$3,927
Affiliates – intermediate pipelines	5,792	1,766	4,026
Affiliates – crude pipelines	9,405	6,901	2,504

	26,677	16,220	10,457
Third parties – refined product pipelines	5,404	9,475	(4,071)

	32,081	25,695	6,386
Terminals, refinery tankage and loading racks:
Affiliates	6,920	2,103	4,817
Third parties	1,695	1,534	161

	8,615	3,637	4,978

Total revenues	40,696	29,332	11,364
Operating costs and expenses:
Operations	13,060	10,342	2,718
Depreciation and amortization	7,210	6,016	1,194
General and administrative	2,563	1,334	1,229

	22,833	17,692	5,141

Operating income	17,863	11,640	6,223

Other income (expense):
Equity in earnings of SLC Pipeline	481	175	306
Interest income	3	6	(3)
Interest expense, including amortization	(7,544)	(5,403)	(2,141)
Other	(7)	—	(7)
SLC Pipeline acquisition costs	—	(2,500)	2,500

	(7,067)	(7,722)	655

Income from continuing operations before income taxes	10,796	3,918	6,878
State income tax	(94)	(73)	(21)

Income from continuing operations	10,702	3,845	6,857
Income from discontinued operations, net of noncontrolling interest of $495(1)	—	1,594	(1,594)

Net income	10,702	5,439	5,263
Less general partner interest in net income, including incentive distributions(2)	2,646	1,293	1,353

Limited partners’ interest in net income	$8,056	$4,146	$3,910

Limited partners’ earnings per unit – basic and diluted:(2)
Income from continuing operations	$0.36	$0.16	$0.20
Income from discontinued operations	—	0.09	(0.09)

Net income	$0.36	$0.25	$0.11

Weighted average limited partners’ units outstanding	22,079	16,328	5,751

EBITDA(3)	$25,547	$17,184	$8,363

Distributable cash flow(4)	$20,159	$14,584	$5,575

Volumes from continuing operations – barrels per day (“bpd”)(1)
Pipelines:
Affiliates – refined product pipelines	93,382	62,338	31,044
Affiliates – intermediate pipelines	79,118	34,296	44,822
Affiliates – crude pipelines	134,889	122,207	12,682

	307,389	218,841	88,548
Third parties – refined product pipelines	30,835	49,289	(18,454)

	338,224	268,130	70,094

Terminals and loading racks:
Affiliates	163,796	82,836	80,960
Third parties	34,843	43,406	(8,563)

	198,639	126,242	72,397

Total for pipelines and terminal assets (bpd)	536,863	394,372	142,491

(1)
On December 1, 2009, we sold our 70% interest in Rio Grande. Results of operations of Rio Grande are presented in discontinued operations. Pipeline volume information excludes volumes attributable to Rio Grande.

(2)
Net income is allocated between limited partners and the general partner interest in accordance with the provisions of the partnership agreement. Net income allocated to the general partner includes incentive distributions declared subsequent to quarter end. General partner incentive distributions for the three months ended March 31, 2010 were $2.5 million, and for the three months ended March 31, 2009 were $1.2 million. Net income attributable to the limited partners is divided by the weighted average limited partner units outstanding in computing the limited partners’ per unit interest in net income.

(3)
Earnings before interest, taxes, depreciation and amortization (“EBITDA”) is calculated as net income plus (i) interest expense, net of interest income, (ii) state income tax and (iii) depreciation and amortization. EBITDA is not a calculation based upon U.S. generally accepted accounting principles (“GAAP”). However, the amounts included in the EBITDA calculation are derived from amounts included in our consolidated financial statements, with the exception of EBITDA from discontinued operations. EBITDA should not be considered as an alternative to net income or operating income, as an indication of our operating performance or as an alternative to operating cash flow as a measure of liquidity. EBITDA is not necessarily comparable to similarly titled measures of other companies. EBITDA is presented here because it is a widely used financial indicator used by investors and analysts to measure performance. EBITDA is also used by our management for internal analysis and as a basis for compliance with financial covenants.

Set forth below is our calculation of EBITDA.

	Three Months Ended
	March 31,
	2010	2009
	(In thousands)

Income from continuing operations	$10,702	$3,845

Add (subtract):
Interest expense	5,886	5,011
Amortization of discount and deferred debt issuance costs	194	176
Increase in interest expense — change in fair value of interest rate swaps	1,464	216
Interest income	(3)	(6)
State income tax	94	73
Depreciation and amortization	7,210	6,016
EBITDA from discontinued operations	—	1,853

EBITDA	$25,547	$17,184

(4)
Distributable cash flow is not a calculation based upon GAAP. However, the amounts included in the calculation are derived from amounts separately presented in our consolidated financial statements, with the exception of equity in excess cash flows over earnings of SLC Pipeline, maintenance capital expenditures and distributable cash flow from discontinued operations. Distributable cash flow should not be considered in isolation or as an alternative to net income or operating income, as an indication of our operating performance, or as an alternative to operating cash flow as a measure of liquidity. Distributable cash flow is not necessarily comparable to similarly titled measures of other companies. Distributable cash flow is presented here because it is a widely accepted financial indicator used by investors to compare partnership performance. We believe that this measure provides investors an enhanced perspective of the operating performance of our assets and the cash our business is generating.

Set forth below is our calculation of distributable cash flow.

	Three Months Ended
	March 31,
	2010	2009
	(In thousands)

Income from continuing operations	$10,702	$3,845

Add (subtract):
Depreciation and amortization	7,210	6,016
Amortization of discount and deferred debt issuance costs	194	176
Increase in interest expense — change in fair value of interest rate swaps	1,464	216
Equity in excess cash flows over earnings of SLC Pipeline	178	53
Increase in deferred revenue	1,108	362
SLC Pipeline acquisition costs*	—	2,500
Maintenance capital expenditures**	(697)	(418)
Distributable cash flow – discontinued operations	—	1,834

Distributable cash flow	$20,159	$14,584

*
We expensed the $2.5 million finder’s fee associated with our joint venture agreement with Plains that closed in March 2009. As these costs directly relate to our interest in the new joint venture pipeline and are similar to expansion capital expenditures, we have added back these costs to arrive at distributable cash flow.

**
Maintenance capital expenditures are capital expenditures made to replace partially or fully depreciated assets in order to maintain the existing operating capacity of our assets and to extend their useful lives. Maintenance capital expenditures include expenditures required to maintain equipment reliability, tankage and pipeline integrity, and safety and to address environmental regulations.

	March 31,	December 31,
	2010	2009
	(In thousands)
Balance Sheet Data
Cash and cash equivalents	$16,609	$2,508
Working capital	$18,141	$4,404
Total assets	$660,689	$616,845
Long-term debt(5)	$503,393	$390,827
Total equity(6)	$126,492	$193,864

(5)	Includes $171 million and $206 million of credit agreement advances at March 31, 2010 and December 31, 2009, respectively.

(6)
As a master limited partnership, we distribute our available cash, which historically has exceeded our net income because depreciation and amortization expense represents a non-cash charge against income. The result is a decline in partners’ equity since our regular quarterly distributions have exceeded our quarterly net income. Additionally, if the assets transferred to us upon our initial public offering in 2004, the intermediate pipelines purchased from Holly in 2005 and the assets purchased from Holly in 2009 and March 2010 had been acquired from third parties, our acquisition cost in excess of Holly’s basis in the transferred assets of $216.2 million would have been recorded as increases to our properties and equipment and intangible assets instead of decreases to partners’ equity.

FOR FURTHER INFORMATION, Contact:
Bruce R. Shaw, Senior Vice President and
     Chief Financial Officer
M. Neale Hickerson, Vice President,
     Investor Relations
Holly Energy Partners, L.P.
214/871-3555